Exhibit 99.1

Rex Energy Announces Increase of Borrowing Base to $375 Million

STATE COLLEGE, Pa., March 31, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) announced today that its bank group has unanimously voted to increase the company’s borrowing base under the company’s senior secured credit facility by 15% from $325 million to $375 million. In addition, the commitments by the bank group under the facility were raised from $215 million to $375 million. The increase in the borrowing base is the direct result of Rex Energy’s continued success in its drilling program, increases to estimated ultimate recoveries (EUR) and strong growth in reserves and production. Under the terms of the credit agreement, the bank group re-determines the borrowing base semi-annually utilizing the bank’s estimates of reserves and future oil and gas prices.

“The increase in our borrowing base to $375 million demonstrates the tremendous value of our assets,” commented Tom Stabley, Rex Energy’s Chief Executive Officer. “We appreciate the support of our bank group and believe that the increased borrowing base, coupled with our already ample liquidity, only furthers Rex Energy’s ability to develop our assets.”

The bank group is comprised of KeyBank N.A., which continues to lead and serve as Administrative Agent of the facility; Royal Bank of Canada; SunTrust Bank; BMO Harris Financing; Capital One, N.A.; The Huntington National Bank; M&T Bank; One West Bank, N.A.; Union Bank, N.A.; U.S. Bank, N.A.; and Wells Fargo Bank, N.A.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the SEC. Among the factors that could cause results to differ materially are those risks discussed in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” We do not undertake any duty to update any forward-looking statement except as required by law.

For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com